Exhibit 10.1
Activant Solutions Inc.
Deferred Compensation Plan
Amended and Restated
Effective: January 1, 2007

Deferred Compensation Plan
Activant Solutions Inc.
Deferred Compensation Plan
WITNESSETH:
     WHEREAS, Activant Solutions Inc. (the “Company”) currently maintains, on behalf of itself and its participating affiliates, the CCI/Triad Deferred Compensation Plan (the “Plan”); and
     WHEREAS, the Company wishes to rename the Plan to reflect the change in the Company’s name, to amend the Plan in certain respects, and to restate the Plan in its entirety;
     NOW, THEREFORE, the Plan is hereby renamed the Activant Solutions Inc. Deferred Compensation Plan, effective as of October 8, 2003, and is hereby amended and restated in its entirety as set forth in this document with no interruption in time, effective as of January 1, 2007, except as otherwise stated herein and except that provisions of the Plan required to have an earlier effective date by applicable statute and/or regulation will be effective as of the required effective date in such statute and/or regulation:

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		Page

11.2	Termination of Participating Company’s Participation	16

Article XII	Miscellaneous

12.1	Not Contract of Employment	17
12.2	Assignment Forbidden	17
12.3	Withholding	17
12.4	Severability	17
12.5	Governing Law	17

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I.
Definitions and Construction
     1.1 Definitions. Where the following capitalized words and phrases appear in the Plan, each has the respective meaning set forth below, unless the context clearly indicates to the contrary.
(1)	Account(s): A Participant’s Compensation Deferral Account(s) and/or Company Credits Account(s).

(2)	Base Salary: The gross amount of all wages, salaries, fees, and other amounts (but excluding any Bonus) payable by the Employer in cash to or for the benefit of a Participant for services actually rendered or labor performed for the Employer by such Participant, after ensuring that there is a sufficient amount remaining to provide for all of the following: (i) all applicable federal and state taxes required to be withheld by the Employer, (ii) the maximum amount of elective deferrals that may be contributed by such Participant to any Employer-sponsored qualified 401(k) plan for the calendar year coincident with the Plan Year under section 402(g) of the Code (notwithstanding that such Participant may not have elected to defer such amount), (iii) all amounts elected by such Participant to be contributed under any Employer-sponsored plan by reason of section 125 of the Code, (iv) all other amounts elected by such Participant to be paid as participant contributions to any Employer-sponsored plan, and (v) all other deductions authorized or consented to by such Participant.

(3)	Board: The Board of Directors of the Company.

(4)	Bonus: The bonus or bonuses, if any, payable in cash to or for the benefit of a Participant under any Employer bonus or incentive plan for services actually rendered or labor performed for the Employer by such Participant, after ensuring that there is a sufficient amount remaining to provide for all of the following to the extent not provided out of such Participant’s Base Salary: (i) all applicable federal and state taxes required to be withheld by the Employer, (ii) the maximum amount of elective deferrals that may be contributed by such Participant to any Employer-sponsored qualified 401(k) plan for the calendar year coincident with the Plan Year under section 402(g) of the Code (notwithstanding that such Participant may not have elected to defer such amount), (iii) all amounts elected by such Participant to be contributed under any Employer-sponsored plan by reason of section 125 of the Code, (iv) all other amounts elected by such Participant to be paid as participant contributions to any Employer-sponsored plan, and (v) all other deductions authorized or consented to by such Participant.

(5)	Cause: A determination by the Committee that a Participant has (i) engaged in gross negligence or willful misconduct in the performance of his or her duties with respect to the Employer; (ii) been convicted of any felony or a misdemeanor involving moral turpitude; (iii) willfully refused without proper legal reason to perform his or her duties and responsibilities to the Employer faithfully and to the best of his or her abilities; (iv) breached any material provision of a written employment agreement with the Employer or corporate policy established by the Employer; or (v) willfully engaged in conduct that he or she knows or should know is materially injurious to the Employer.

(6)	Change of Control: Any one of the following events:
(i)	Any one person, or more than one person “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that if one person, or more than one person “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(v)(B)), is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group does not cause a Change of Control within the meaning of this Paragraph (i); and provided, further, that an increase in the percentage of stock owned by any one person, or persons “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(v)(B)), as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Paragraph (i); and provided, further, that this Paragraph (i) applies to cause a Change of Control only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock of the Company remains outstanding after the transaction; and provided, further, that, if any person, or more than one person “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(B)) is considered to have met the control requirements of Paragraph (ii) below, the further acquisition of such stock by the same person or group will not cause a Change of Control within the meaning of this Paragraph (i); or

(ii)	Either:
(a)	Any one person, or more than one person “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; provided, however, that if one person, or more than one person “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(v)(B)), is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not cause a Change of Control within the meaning of this Paragraph (ii); and provided, further, that, if any person, or more than one person “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(B)) is considered to have met the control requirements of this Paragraph (ii), the further acquisition of such stock by the same person or group will not cause a Change of Control within the meaning of this Paragraph (ii); or

(b)	A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election; provided, however, that this Subparagraph (b) will only cause a Change of Control of a corporation for which no other corporation is a majority shareholder; or
(iii)	Any one “person,” or more than one person “acting as a group” (within the meaning of Treas. Reg. § 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total “gross fair market value” equal to or more than 40% of the total “gross fair market value” of all the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Paragraph (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(iv)	With respect to a transaction involving the Company and any other corporation, either the Company or such other corporation experiences a “Change of Control” described in Paragraph (i) or (ii) above in connection with such transaction.
(7)	Code: The Internal Revenue Code of 1986, as amended.

(8)	Committee: The committee appointed or otherwise constituted in accordance with Section 9.1.

(9)	Company: Activant Solutions Inc.

(10)	Company Credits: Amounts, if any, credited to a Participant’s Company Credits Account pursuant to Section 3.2.

(11)	Company Credits Account: A hypothetical account for each Participant to which are credited (i) such Participant’s Company Credits, if any, allocated pursuant to Section 3.2 and (ii) such Account’s allocation of earnings and losses as provided in Section 6.3.

(12)	Compensation: Base Salary and/or Bonus.

(13)	Compensation Deferral Account: A hypothetical account for each Participant to which are credited (i) such Participant’s Base Salary Compensation Deferrals and Bonus Compensation Deferrals elected pursuant to Section 3.1 and (ii) such Account’s allocation of earnings and losses as provided in Section 6.3.

(14)	Compensation Deferrals: Base Salary and/or Bonus deferred in accordance with Section 3.1.

(15)	Deferred Payment Date: The date designated by a Participant each Plan Year in accordance with Section 4.2 for payment (or commencement of payment, as applicable) of such Participant’s Accounts for such Plan Year.

(16)	Election Date: The first day of each Plan Year.

(17)	Eligible Employee: Each employee of the Employer who is one of a select group of management or highly compensated employees.

(18)	Employer: The Company and each Participating Company.

(19)	ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(20)	Participant: Each Eligible Employee who is eligible to participate in the Plan pursuant to Section 2.1 and has become a Participant pursuant to Section 2.2 and whose participation has not terminated pursuant to Section 2.3.

(21)	Participating Company: Each eligible organization designated to participate in the Plan in accordance with the provisions of Article XI.

(22)	Plan: This Activant Solutions Inc. Deferred Compensation Plan, as amended from time to time.

(23)	Plan Year: The 12-consecutive-month period commencing January 1 of each year.

(24)	Related Company: Each trade or business (whether or not incorporated) that, together with the Company, would be deemed to be a “single employer” within the meaning of subsection (b) or

(c) of section 414 of the Code determined by substituting a “more than 50%” rather than an “80%” ownership test.

(25)	Restatement Effective Date: January 1, 2007.

(26)	Termination of Employment: The termination of a Participant’s employment with the Company and all Related Companies for any reason whatsoever, with or without cause, including by reason of voluntary termination, involuntary termination, death, or disability or (ii) the date a Participant’s leave of absence (paid or unpaid) exceeds six months if, on such date, the Participant does not have, either by contract or statute, a right to reemployment with the Company or an affiliate of the Company; provided, however, that a Termination of Employment will not have occurred for purposes of the Plan unless and until an event that constitutes a Termination of Employment as defined in this Paragraph also constitutes a “separation from service” within the meaning of section 409A of the Code.

(27)	Unforeseeable Financial Emergency: A severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in section 152(a) of the Code); (ii) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided, however, that an Unforeseeable Financial Emergency will not exist to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship), or by cessation of Compensation Deferrals under the Plan.

(28)	Vested Interest: The percentage of a Participant’s Accounts in which, pursuant to Article V, he or she is vested.
     1.2 Number. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular.
     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections, and Subsections are to this document unless otherwise stated.
     1.4 Top Hat Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer within the meaning of ERISA, and all provisions of the Plan are to be construed in accordance with such intent.
     1.5 Unfunded Nature of Plan/Rabbi Trust. The Plan is intended to be “unfunded” for purposes of the Code and Title I of ERISA. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Plan benefits herein provided are to be paid out of the Employer’s general assets, and Participants will have the status of general unsecured creditors of the Employer. The preceding notwithstanding, the Board in its discretion may establish a “rabbi trust” to assist the Employer in meeting its obligations under the Plan. The Employer may transfer money or other property to the trustee of such trust, and such trustee will pay Plan benefits to Participants and their beneficiaries out of the trust assets unless otherwise paid by the Employer. In such event, the Employer will remain the owner of all assets in the trust, and the assets will be subject to the claims of the creditors of any Employer that becomes insolvent. If a trust is established, no Participant or beneficiary will have any preferred claim to, or any beneficial ownership interest in, any assets of the trust.

II.
Participation
     2.1 Eligibility to Participate in the Plan. Each Eligible Employee who is selected by the Committee to participate in the Plan (and no other individual) is eligible to become a Participant. The effective date of such eligibility is the date such Eligible Employee is notified of such selection or, if later, any other date specified by the Committee as the date such Eligible Employee may become a Participant in the Plan.
     2.2 Commencement of Participation.
          2.2.1 Each Participant who is a Participant in the Plan on the day prior to the Restatement Effective Date will, subject to Section 2.3, remain a Participant on the Restatement Effective Date.
          2.2.2 Each Eligible Employee who is eligible to participate in the Plan pursuant to Section 2.1 and who is not a Participant on the Restatement Effective Date pursuant to Subsection 2.2.1 may commence participation in the Plan and become a Participant on any Election Date subsequent to the date he or she becomes eligible under Section 2.1. The preceding sentence notwithstanding, if an Eligible Employee first becomes eligible to participate in the Plan under Section 2.1 during the Plan Year, such Eligible Employee may become a Participant on a date other than an Election Date if he or she so elects within 30 days after first becoming eligible.
          2.2.3 To become a Participant, the Eligible Employee must execute and file with the Committee a Compensation Deferral election on the form, in the manner, and within the time period provided in Section 3.1.
          2.2.4 Once an Eligible Employee commences participation in the Plan, he or she will remain a Participant until his or her participation terminates in accordance with Section 2.3.
     2.3 Termination of Participation. Each Eligible Employee who has become or is entitled to become a Participant in the Plan will cease to be, or be entitled to be, a Participant effective as of the earliest to occur of (1) the date of termination of the Plan, (2) the date such individual is no longer an Eligible Employee, or (3) any earlier date designated by the Committee and communicated to the affected individual prior to the effective date of such action; provided, however, that any Participant who ceases to be a Participant will be considered a “Participant” for purposes of receiving a distribution of his or her Accounts until all such Participant’s Accounts have been distributed under the terms of the Plan.
     2.4 Resumption of Participation. A Participant whose participation (or right to participate) terminates in whole or in part in accordance with Section 2.3 and who subsequently is either hired or rehired by the Employer or otherwise again becomes an Eligible Employee will not be entitled to commence or continue participation in the Plan unless and until he or she has again been selected and is eligible to become a Participant in accordance with Section 2.1.
III.
Deferrals and Credits
     3.1 Participant Compensation Deferrals.
          3.1.1 Each Plan Year each Participant may elect to defer receipt of (1) an integral percentage of his or her Base Salary payable for such Plan Year and/or (2) an integral percentage of his or her Bonus payable for services performed during such Plan Year as “Compensation Deferrals” for such

Plan Year or, if he or she is a Participant for less than the full Plan Year, for the remainder of such Plan Year; provided, however, that the Committee in its discretion may apply a minimum and/or a maximum percentage for Base Salary and/or Bonus deferrals for any Plan Year, which will be communicated to the Participants prior to the beginning of the period for making Compensation Deferral elections for such Plan Year; and, provided, further, that the amount elected to be deferred under this Subsection will be reduced to the extent such elected deferred amount would cause the taxable amount reported on such Participant’s Form W-2 for the calendar year of deferral to be below the amount needed to prevent the contributions allocated to all qualified plans of the Employer on behalf of such Participant from exceeding the limits imposed by section 415 of the Code. Compensation not so deferred by a Participant will be received by such Participant in cash.
          3.1.2 A Participant’s election under Subsection 3.1.1 to defer Compensation for any Plan Year must be made (1) prior to the applicable Election Date and (2) on the form, in the manner, and within the time period required by the Committee. A Participant’s election to make Compensation Deferrals will become effective as of the applicable Election Date coincident with or next following the date such Participant timely and properly executes and files with the Committee such election form. Notwithstanding the foregoing, if a Participant first becomes eligible to participate in the Plan under Section 2.1 on a date following an Election Date and such Participant timely and properly executes and files with the Committee such form within 30 days after such Participant first becomes eligible, such Participant’s election to make Compensation Deferrals will become effective as of the first day of the first administratively practicable payroll period coincident with or next succeeding the receipt by the Committee of such form and will apply to (and only to) Base Salary payable for the Plan Year on and after such effective date and Bonus payable for services performed during the Plan Year on and after such effective date. A Participant who does not make Compensation Deferrals for any given Plan Year (or portion thereof, as applicable) in accordance with the preceding sentences may elect to make Compensation Deferrals under Subsection 3.1.1 as of (and only as of) any subsequent applicable Election Date by complying with the procedures set forth in this Subsection 3.1.2.
          3.1.3 Except as provided in Subsection 3.1.4, a Participant’s election to make Compensation Deferrals will be irrevocable for the Plan Year (or remainder of the Plan Year, as applicable). A Participant’s election to make Compensation Deferrals for a Plan Year will expire at the end of such Plan Year and will not carry over to any subsequent Plan Year.
          3.1.4 Upon application by the Participant, in the event that the Committee determines that the Participant has suffered an Unforeseeable Financial Emergency, the Participant’s Compensation Deferral election then in effect will be canceled prospectively as soon as administratively practicable after such determination. If the Participant’s Compensation Deferral election is so canceled, the Participant may not again elect to defer his or her Compensation until an Election Date that is at least 12 months after the effective date of such cancellation (and only then by complying with the procedural requirements set forth in Subsections 3.1.1 and 3.1.2).
          3.1.5 Each Participant’s Compensation Deferral election will be effected by deductions from such Participant’s Compensation as follows: (1) Base Salary Compensation Deferrals for a Plan Year (or portion of the Plan Year, if applicable) will be deducted from such Participant’s Base Salary each pay period and (2) a Participant’s Bonus Compensation Deferrals for a Plan Year (or portion of the Plan Year, if applicable) will be deducted from such Participant’s Bonus when the Bonus for which such election was made would otherwise be paid.
     3.2 Company Credits. As of any date or dates selected by the Employer, the Employer in its discretion may credit a Participant with Company Credits. The amount of any Company Credits for any Participant will be an amount, if any, that the Employer in its discretion determines. Company

Credits may be made on behalf of one or some Participants and not others, and such credits may vary in amount among individual Participants. Company Credits may be made at any time during the Plan Year.
IV.
Establishment and Maintenance of Accounts
     4.1 Establishment of Plan Year Accounts. Each Plan Year, a Compensation Deferral Account and a Company Credits Account will be established for each Participant.
     4.2 Selection of Deferred Payment Date for Each Plan Year’s Accounts.
          4.2.1 Each Participant must select, at the time the Participant elects Compensation Deferrals for a Plan Year, a Deferred Payment Date for the amounts credited to his or her Compensation Deferral Account for that Plan Year and indicate the elected Deferred Payment Date for such Account on the form required by the Committee. The Deferred Payment Date for a Plan Year must be [(1)] at least five years after the first day of such Plan Year [and (2) not later than the last day of the Plan Year during which such Participant attains age 65]. The Deferred Payment Date for a Participant’s Company Credits Account for a Plan Year will be the same date the Participant elects for his or her Compensation Deferral Account for the Plan Year. If a Participant fails to designate a Deferred Payment Date for his or her Compensation Deferral Account for a Plan Year (or if the Participant does not elect to make Compensation Deferrals for such Plan Year), the Deferred Payment Date for such Participant’s Compensation Deferral Account (and for his or her Company Credits Account) for such Plan Year will be the date [the Participant attains the age of 65][that is five years after the first day of the Plan Year for which the amounts are credited to each such Account].
          4.2.2 At the time (and only at such time) a Participant selects the Deferred Payment Date for his or her Compensation Deferral Account for a Plan Year, the Participant may elect that the selected Deferred Payment Date for his or her Compensation Deferral Account (and Company Credit Account) for the Plan Year will be accelerated by a Change of Control and/or a Termination of Employment.
          4.2.3 A Participant may elect a single change of the Deferred Payment Date originally selected by the Participant for his or her Accounts for a Plan Year under the following conditions: (1) the new Deferred Payment Date applies to all of the Participant’s Accounts for such Plan Year and (2) the new Deferred Payment Date is (i) a date that is at least five years after the original Deferred Payment Date, (ii) communicated in writing to the Committee within the time period and on the form required by the Committee, (iii) requested by the Participant at least one year prior to the existing Deferred Payment Date, and (iv) approved by the Committee. The preceding notwithstanding, a Participant who has begun to receive a distribution of his or her Accounts for a Plan Year in installments may not change the Deferred Payment Date with respect to such Accounts. If the Participant elects a change of the Deferred Payment Date for his or her Accounts under this Subsection, the new Deferred Payment Date will not, even if the Participant has previously elected under Subsection 4.2.2, be accelerated by a Participant’s Termination of Employment or a Change of Control.
     4.3 Selection of Form of Benefit Payment for Each Plan Year’s Accounts.
          4.3.1 Each Participant must elect, at the time the Participant elects Compensation Deferrals for a Plan Year, one of the forms of payment listed in Subsection 4.3.2 for all amounts credited to his or her Accounts for that Plan Year. The Participant must elect the same form of benefit for all his or her Accounts for such Plan Year. Except as provided in Subsection 4.3.3, such election of benefit form for such Accounts will be irrevocable by the Participant. If a Participant fails to elect the form in which his or her Accounts for a Plan Year are to be paid (or if the Participant does not elect to make

Compensation Deferrals for such Plan Year), such Participant will be deemed to have elected to have such Accounts paid in the form of a single lump sum payment.
          4.3.2 The following alternative forms of payment are available under the Plan:
          (1) A single lump sum cash payment.
          (2) Annual installment cash payments for a term certain for a number of years, not to exceed ten, payable to such Participant and, in the event of such Participant’s death prior to the end of such term certain, the remainder of such Participant’s benefit to the Participant’s beneficiary designated in accordance with Section 7.5 [in a single lump sum cash payment] [over the remainder of such term]. Each such annual installment will be calculated by multiplying the remaining amounts in the Accounts to be distributed under such installment election by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made under such installment election.
          (3) Quarterly installment cash payments for a term certain for a number of years, not to exceed ten, payable to such Participant and, in the event of such Participant’s death prior to the end of such term certain, the remainder of such Participant’s benefit to the Participant’s beneficiary designated in accordance with Section 7.5 [in a single lump sum cash payment] [over the remainder of such term]. Each such quarterly installment will be calculated by multiplying the remaining amounts in the Accounts to be distributed under such installment election by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made under such installment election.
          4.3.3 A Participant may elect a change of the form of benefit payment originally selected by the Participant for his or her Accounts for a Plan Year if, and at the same time and under the same conditions, the Participant has a right to change his or her Deferred Payment Date for such Accounts in accordance with Subsection 4.2.3.
          4.3.4 [The preceding Subsections notwithstanding, a Participant’s Accounts for a Plan Year will be distributed in a single lump sum cash payment notwithstanding any alternative form elected by the Participant if (i) on the date distribution of such Account(s) is scheduled to begin or be made under Section 7.3 (or, if later, the date of death of such Participant), the total value of such Account(s) is $10,000 or less; (2) the event triggering the distribution is the Participant’s Termination of Employment; and (3) the payment is made no later than December 31 of the calendar year in which occurs such Termination of Employment or the 15th day of the third month following such Termination of Employment.]
     4.4 Debiting and Crediting of Accounts. Each Plan Year the Accounts established for each Participant will be debited and credited as follows:
          4.4.1 A Participant’s Compensation Deferral Account established for such Plan Year will be credited with the Base Salary Compensation Deferrals elected by such Participant under Section 3.1 for that Plan Year as soon as administratively practicable after the amounts are deducted from the Participant’s Base Salary.
          4.4.2 A Participant’s Compensation Deferral Account established for such Plan Year will be credited with the Bonus Compensation Deferrals elected by such Participant under Section 3.1 for such Plan Year as soon as administratively practicable after the amounts are deducted from the Participant’s Bonus.

          4.4.3 A Participant’s Company Credits Account established for such Plan Year will be credited with the Company Credits, if any, allocated on behalf of such Participant under Section 3.2 for that Plan Year as soon as administratively practicable after the amounts are so allocated.
          4.4.4 All the Accounts of a Participant will be valued and credited with earnings and losses allocated pursuant to Section 6.3 on a daily valuation basis each day the New York Stock Exchange is open for business.
          4.4.5 Each Account of a Participant will be debited for any distribution made from such Account pursuant to Article VII or VIII as of the date any such distribution is made from any such Account.
     4.5 Statement of Accounts. Each Participant will receive, at least annually, a statement setting forth (1) the debits and credits to such Participant’s Accounts during the statement period, (2) the balance of such Participant’s Accounts as of the last day of the statement period, and (3) the Participant’s Vested Interest in each such Account as of the last day of the statement period.
V.
Vesting of Accounts
     5.1 Vesting of Base Salary Deferral Accounts and Bonus Deferral Accounts. Each Participant will have a 100% Vested Interest in his or her Compensation Deferral Accounts at all times.
     5.2 Vesting of Company Credits Accounts. Each Participant will acquire a Vested Interest in his or her Company Credits Account for a Plan Year under the vesting schedule, if any, designated by the Employer at the time the Company Credits are allocated to such Account. If no vesting schedule is designated by the Employer at the time the Company Credits are allocated to a Participant’s Company Credits Account, such Participant will have a 100% Vested Interest in such Company Credits Account.
     5.3 [Accelerated Vesting Upon Change of Control. The preceding Sections notwithstanding, in the event of a Change of Control, a Participant will have a 100% Vested Interest in all of his or her Company Credits Accounts effective immediately prior to, but contingent upon the occurrence of, the Change of Control; provided, however, that such accelerated Vested Interest will be reduced or eliminated to the extent necessary to prevent such accelerated vesting from triggering, when considered with all other payments paid or payable to or on behalf of the Participant on account of the same Change of Control, the excess parachute payment sanctions under sections 280G and 4999 of the Code.]
     5.4 Forfeitures.
          5.4.1 The preceding Sections notwithstanding, in the event the Committee determines that a Participant’s employment with the Employer is terminated for Cause (notwithstanding that Cause may not be cited by the Employer as a reason for such termination), such Participant will have a 0% Vested Interest in his or her Company Credits Accounts effective immediately prior to the date of such termination.
          5.4.2 If a Participant terminates employment with the Employer and its Related Companies with a Vested Interest in any Account that is less than 100%, the nonvested portion of such Account will be forfeited to the Employer as of the date of such termination.

VI.
Investment of Accounts
     6.1 Deemed Investment of Accounts. The Committee will from time to time select, add, and/or delete investment funds for purposes of the deemed investment of Participants’ Accounts. The Committee will designate in which investment fund or funds the Participant’s Accounts are deemed to be invested, except that the Committee may, in its discretion, permit one or more Participants to direct the deemed investment of all or any portion of their Accounts in accordance with Section 6.2. In the event the Committee permits a Participant to select the investment funds for the deemed investment of his or her Account(s) and such Participant fails to designate an investment fund for all or part of those Accounts, such Account(s) will be deemed to be invested in the investment fund or funds designated by the Committee from time to time.
     6.2 Designation of Investment Funds. If the Committee permits a Participant to direct the deemed investment of his or her Account(s), such Participant may designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to such Accounts will be deemed to be invested from among the investment funds made available from time to time for such purpose by the Committee. Such Participant may change such investment designation in accordance with rules and procedures established by the Committee from time to time.
     6.3 Allocation of Earnings/Losses. As of each day of the Plan Year on which the New York Stock Exchange is open for business, each Account will be credited with earnings and losses. Such allocation will equal the earnings and/or losses that would be credited to each such Account if the Account were actually invested in the investment funds in which such Account is deemed to be invested under Sections 6.1 and 6.2. Administrative expenses incident to the administration of the Plan may be allocated to Participants’ Accounts on any basis deemed appropriate by the Committee and taken into account in calculating such earnings and losses.
VII.
Payment of Plan Benefits
     7.1 Plan Benefit. A Participant’s Plan benefit is his or her Vested Interest (determined as of the date of the Section 7.2 event triggering payment of his or her benefit) in the value of each of his or her Accounts (determined as of the date that is administratively practicable preceding payment of any such Account).
     7.2 Events Triggering Payment of Benefit. Payment of a Participant’s Plan benefit from his or her Account or Accounts, as applicable, is triggered by the earlier to occur of the following events:
          (1) The death of the Participant (for all Accounts of the Participant); or
          (2) The occurrence of the Deferred Payment Date (for the particular Account(s) of the Participant to which the Deferred Payment Date applies).
     7.3 Payment of Benefit.
          7.3.1 Payment of a Participant’s benefit from his or her Account(s) will be made or commence as soon as administratively practicable following notice to the Committee that a Section 7.2 event triggering payment of such benefit has occurred. The preceding notwithstanding, if and to the extent required by section 409A of the Code, a Participant who is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)) may not receive a payment from the Plan on account of a

“separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h)) earlier than six months from the date of such separation from service.
          7.3.2 The Participant’s benefit will be paid in the form elected or deemed elected by the Participant in accordance with Section 4.3.
     7.4 Payee of Benefits. The Participant’s Plan benefit will be paid to the Participant, unless the Section 7.2 triggering event is the death of the Participant or the Participant dies prior to receipt of his or her full benefit, in which case the Participant’s Plan benefit (or remainder of such benefit, if applicable) will be paid to the Participant’s beneficiary designated in accordance with Section 7.5.
     7.5 Designation of Beneficiaries.
          7.5.1 Each Participant will have the right to designate the beneficiary or beneficiaries to receive payment of the Participant’s Plan benefit in the event of his or her death. Each such designation will be made by executing the beneficiary designation form prescribed by the Committee and filing such form with the Committee during the lifetime of such Participant. Any such beneficiary designation may be changed by the Participant at any time by executing and filing with the Committee a new beneficiary designation form during the Participant’s lifetime.
          7.5.2 If, at the time of the death of the Participant, no beneficiary designation is on file with the Committee, or if such beneficiary designation is not valid or effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries of such Participant will be such Participant’s executor or administrator acting on behalf of such Participant’s estate or, if there is no administration of such Participant’s estate, the Participant’s heirs at law.
     7.6 Unclaimed Benefits. In the case of a Plan benefit payable to or on behalf of a Participant, if after a reasonable search the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit will be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit within a reasonable (as determined by and in the discretion of the Committee) period of time following the date such Plan benefit became payable, such forfeited benefit will be payable pursuant to the Plan provisions.
     7.7 Minors or Incapacitated Persons. If a Participant or beneficiary entitled to receive a Plan benefit is a minor, is determined by the Committee in its discretion to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for a benefit provided under the Plan, the Committee may pay such benefit to the duly appointed guardian or conservator of such Participant or beneficiary for the account of such Participant or beneficiary. If no guardian or conservator has been appointed for such Participant or beneficiary, the Committee may pay such benefit to any third party who is determined by the Committee, in its sole discretion, to be authorized to receive such benefit for the account of such Participant or beneficiary. Such payment will operate as a full discharge of all liabilities and obligations of the Committee, the Employer, the Board, and any fiduciary of the Plan with respect to such benefit.
VIII.
Withdrawals and Loans
     8.1 Early Withdrawals.
          8.1.1 Except as provided in Subsection 8.1.2, a Participant is not permitted to make withdrawals from any Account prior to the Participant’s entitlement to a distribution of such Account in accordance with Article VII.

          8.1.2 In the event that the Committee, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an Unforeseeable Financial Emergency, the Participant will be entitled to withdraw from his or her [Compensation Deferral Account(s) (but not from his or her Company Credits Accounts)] [Accounts] an amount not to exceed the lesser of (1) the amount determined by the Committee as necessary to meet the Participant’s needs created by the Unforeseeable Financial Emergency (which may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) or (2) the then total value of the Participant’s Vested Interest in such Account(s). If approved by the Committee, such withdrawal will be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination that an Unforeseeable Financial Emergency exists and of the permissible amount of such withdrawal.
          8.1.3 If the Participant makes a withdrawal under Subsection 8.1.2, the Participant’s Compensation Deferral elections will immediately cease, and the Participant may not again elect to defer a percentage of his or her Compensation until an Election Date that is at least 12 months after such withdrawal (and only then by complying with the procedural requirements set forth in Subsections 3.1.1 and 3.1.2).
     8.2 No Loans. Participants are not, at any time, permitted to borrow from their Accounts.
IX.
Administration of Plan
     9.1 The Committee.
          9.1.1 The general administration of the Plan will be vested in the Committee, which will be the “administrator” for purposes of ERISA. The Committee will be appointed by the Board and will consist of one or more persons. In the event that no Committee is appointed by the Board or there are no remaining members of the Committee, the Compensation Committee of the Board will be the “Committee.” Any individual, whether or not an Employee, is eligible to become a member of the Committee.
          9.1.2 Each member of the Committee will serve until he or she resigns, dies, or is removed by the Board. At any time during his or her term of office, a member of the Committee may resign by giving written notice to the Board and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided. At any time during his or her term of office, and for any reason, a member of the Committee may be removed by the Board with or without cause, and the Board may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an Employee or a member of the Board will automatically cease to be a member of the Committee as of the date he or she ceases to be an Employee or a member of the Board.
          9.1.3 No member of the Committee will have any right to vote or decide upon any matter relating solely to himself or herself under the Plan or to vote in any case in which his or her individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and a majority of the remaining members cannot agree, the Board will appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.
     9.2 Committee Powers and Duties. The Committee will administer and enforce the Plan according to the terms and provisions hereof and, except as otherwise provided in the Plan, will have all powers necessary to accomplish these purposes, including, but not by way of limitation, all powers specifically granted it under the Plan and the complete and absolute discretion to construe all provisions of the Plan and make all factual determinations and the right, power, authority, and duty, in its sole and absolute discretion:
          (1) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;
          (2) To construe all terms, provisions, conditions, and limitations of the Plan;
          (3) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it will deem in its discretion expedient to effectuate the purposes of the Plan;
          (4) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;
          (5) To determine all questions relating to eligibility;
          (6) To determine whether and when there has been a termination of a Participant’s employment with the Employer, and the reason for such termination; and
          (7) To make a determination as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder.
     9.3 Claims Review.
          9.3.1 In the event an individual (1) does not receive a benefit but believes he or she is entitled to one or (2) receives a benefit but believes he or she is entitled to a greater amount, such individual may file with the Committee a written claim for such benefit, which claim must be filed within 60 days of either the date upon which the individual received a benefit that he or she felt was insufficient or, if later, the date upon which occurred the event that he or she believes entitled him or her to a benefit. In connection with the submission of such claim, the individual may examine the Plan and any other relevant documents relating to the claim and may submit written comments relative to the claim to the Committee coincident with the filing of the claim, and the Committee may require additional information to be furnished in connection with such claim.
          9.3.2 In any case in which a claim for Plan benefits of a Participant or his or her beneficiary is denied or modified, the Committee will furnish written notice to the Participant, beneficiary, or representative of the Participant or his or her beneficiary (the “claimant”) within 90 days after such claim is filed with the Committee; provided, however, that if the need for additional information relating to such claim necessitates an extension of the 90-day period, the claimant will be informed in writing prior to the end of the initial 90-day period of the need for an extension of time, and written notice of the disposition of such claim will be provided to the claimant within 180 days after the date the claim is filed with the Committee. The extension notice will indicate the special circumstances requiring the extension of time and the date by which a decision will be made. If the extension is due to the claimant’s failure to submit information necessary to review the claim, the notice of extension will afford the claimant 45 days to provide the required information, and the Committee’s deadline to provide notice of the claim’s disposition will be tolled from the date the Committee sends the notice of extension to the earlier of (1) the date the Committee receives the requested information or (2) the expiration of the 45-day period afforded to the claimant to provide the requested information. If the claimant fails to provide the requested information by the expiration of such 45-day period, the benefit determination will be made without regard to the requested information.
          9.3.3 The notice of a claim’s disposition provided to the claimant will contain the following:
          (1) The specific reason or reasons for the denial or modification;
          (2) Specific reference to pertinent Plan provisions on which the denial or modification is based;
          (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (4) An explanation of how the claimant may perfect his or her claim and obtain a full and fair review of such denial or modification pursuant to Subsection 9.3.4, including the time limits applicable to such review, and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.
          9.3.4 In the event a claim for benefits is denied or modified, if the claimant desires to have such denial or modification reviewed, the claimant must, within 60 days following receipt of the notice of such denial or modification, submit a written request for a review to the Committee. A claimant will be provided, upon request and free of charge, access to and copies of all documents, records, and other information relevant to the claim for benefits, which consist of: (1) documents, records, or other information relied upon for the benefit determination, (2) documents, records, or other information submitted, considered, or generated without regard to whether such document, record, or other information was relied upon in making the benefit determination, and (3) documents, records, or other information that demonstrates compliance with the standard claims procedure. A claimant will be entitled to submit written comments, documents, records, and other information relating to the claim for benefits. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          9.3.5 Within 60 days following a request for a review submitted in accordance with Subsection 9.3.4, the Committee will, after providing a full and fair review, render its final decision in writing to the claimant. The written decision will: (1) state specific reasons for such decision, (2) provide specific reference to the specific plan provisions on which the decision is based, (3) inform the claimant that he or she is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits, which consist of: (i) documents, records, or other information relied upon for the benefit determination, (ii) documents, records, or other information submitted, considered, or generated without regard to whether such document, record, or other information was relied upon in making the benefit determination, and (iii) documents, records, or other information that demonstrates compliance with the standard claims procedure, and (4) inform the claimant of his or her right to bring an action under section 502(a) of ERISA. If special circumstances require an extension of such 60-day period, the Committee’s decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension will be furnished to the claimant prior to the commencement of the extension period, indicating the special circumstances requiring an extension of time and the date by which the determination will be made. If the extension is required due to the claimant’s failure to submit information necessary to review the claim, the extension notice will afford the claimant 45 days to provide the required information, and the Committee’s deadline to provide notice of the benefit determination on review will be tolled from the date the Committee sends the notice of extension to the earlier of (I) the date the Committee receives the requested information or (II) the expiration of the 45-day period afforded to the claimant to provide the requested information. If the claimant fails to provide the requested information by the expiration of such 45-day period, the benefit determination will be made without regard to the requested information. The decision on review by the Committee will be binding and conclusive upon all persons.
          9.3.6 Completion of the claims review procedures described in this Section 9.3 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Participant, a beneficiary, or any other person or entity claiming rights through such Participant or beneficiary.
     9.4 Payment of Expenses. All expenses incident to the administration of the Plan, including, but not limited to, legal, accounting, and administrative, will be paid by the Employer. Expenses will be allocated among the Employers as determined by the Committee in its discretion.
     9.5 Indemnity. To the extent permitted by applicable law, the Employer will indemnify and hold harmless each current and former member of the Committee and each other current and former employee of the Employer or Related Company to whom Plan administrative or fiduciary functions have been delegated by the Committee or under the Plan against any and all expenses and liabilities arising out of such individual’s administrative functions or fiduciary responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual will be indemnified hereunder will include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
X.
Amendment and Termination of Plan
     10.1 Amendment of Plan. Notwithstanding anything to the contrary, the Company has the absolute and unconditional right to amend the Plan at any time, in whole or in part, on behalf of the Company and each Participating Company; provided, however, that no amendment may be made that would reduce the amounts (to the extent vested) credited to a Participant’s Accounts as of the date of adoption of such amendment except to the extent such amounts could be reduced under the terms of the Plan prior to the effective date of such amendment. All amendments to the Plan must be in writing, signed by an authorized officer of the Company, and approved by the Board (which Board action may be prior to the effective date of the amendment or subsequent to the effective date of the amendment by ratification). Any oral statements or representations made by the Employer, the Committee, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan are invalid and unenforceable and may not be relied upon by any Employee or by any other individual or entity.
     10.2 Termination of Plan. Notwithstanding anything to the contrary, the Company has the absolute and unconditional right to terminate the Plan at any time on behalf of the Company and each Participating Company. However, no termination will reduce the amount of any accrued and vested benefit for any Participant to which he or she is entitled under the Plan on or prior to the effective date of such termination, except to the extent such benefit could be reduced under the terms of the Plan prior to such termination. Any termination of the Plan must be approved by the Board (which Board action may be prior to the effective date of the termination or subsequent to the effective date of the termination by ratification). In the event the Plan is terminated, notwithstanding any other form of benefit elected by the Participant, the balance of each Participant’s Accounts will be paid to such Participant or his or her designated beneficiary in the manner selected by the Committee in its discretion, which may include the payment of a single lump sum cash payment, in full satisfaction of all of such Participant’s or beneficiary’s benefits hereunder; provided, however, that no distribution of any Participant’s benefit will be made prior to the time otherwise provided under the Plan unless the Plan is amended to provide for earlier payment in connection with such termination and (1) all nonqualified deferred compensation plans of the Company and all Related Companies that are the same type as the Plan are also terminated; (2) no new plan of the same type as the Plan may be established by the Company or any Related Company within five years of the termination; (3) no such payment may be made within 12 months of such termination; (4) all such payments must be made within 24 months of such termination; and (5) any other applicable requirements set forth in Internal Revenue Service guidelines are met.
XI.
Participating Companies
     11.1 Designation of Participating Companies.
          11.1.1 The Committee may designate any Related Company to participate in the Plan as a “Participating Company” by written instrument delivered to the Secretary of the Company and to the designated Participating Company. Such written instrument will specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan that apply to the Participating Company only, and will become, as to such Participating Company and its employees, a part of the Plan. Each Participating Company will be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of any information required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be amended so as to increase the obligations of a Participating Company only with the consent of such entity, which consent will be conclusively presumed to have been given by such Participating Company upon its submission, after receipt of notice of any such amendment, of any information required by the terms of, or with respect to, the Plan.
          11.1.2 Except as modified by the Committee in the written instrument described in Subsection 11.1.1, the provisions of the Plan will be applicable with respect to each Participating Company separately, and amounts payable hereunder for or on behalf of a Participant will be paid by the Participating Company that employs such Participant.
     11.2 Termination of Participating Company’s Participation.
          11.2.1 Any Participating Company, by appropriate action of its board of directors or noncorporate counterpart, may terminate its participation in the Plan by giving prior written notice of such termination to the Committee and the Secretary of the Company. Moreover, the Committee may, in its discretion, terminate a Participating Company’s Plan participation at any time by giving prior written notice to such Participating Company. In addition, a Participating Company will cease participation in the Plan immediately upon its no longer being a Related Company.
          11.2.2 Upon termination of a Participating Company’s participation in the Plan, the Company will transfer to such Participating Company, as soon as administratively practicable after such termination, sponsorship of the portion of the Plan attributable to the participation of the employees of such Participating Company.

XII.
Miscellaneous
     12.1 Not Contract of Employment. The adoption and maintenance of the Plan will not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing contained herein will be deemed to give any person the right to be retained in the employ of the Employer or as a member of the Board or to restrict the right of the Employer to discharge any person at any time, nor will the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or as a member of the Board or to restrict any person’s right to terminate his or her employment or Board membership at any time.
     12.2 Assignment Forbidden. The interest of a Participant or his or her beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be null and void, nor will the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor will they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The preceding notwithstanding, the Committee will comply with the terms and provisions of an order that contains the elements of a “qualified domestic relations order” as defined in section 206(d) of ERISA.
     12.3 Withholding/Deductions. All benefit payments provided for hereunder will be subject to deduction for (1) withholding required of the Employer under any applicable local, state, or federal law (as such laws are interpreted by the Employer) and (2) any amounts owed by the respective Participant to the Employer at the time of such payment. In addition, a Participant’s Accounts and benefit payments from such Accounts will be subject to deduction for distributions from such Accounts required by a domestic relations order if that order meets the requirements of a “qualified domestic relations order” as defined in section 414(p) of the Code.
     12.4 Severability. If any provision of the Plan is held to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining provisions hereof; instead, each provision will be fully severable, and the Plan will be construed and enforced as if said illegal or invalid provision had never been included herein.
     12.5 Governing Law. All provisions of the Plan will be construed in accordance with the laws of the state of Texas (without regard to any conflict of laws principles that refer to the laws or jurisdiction of any other state) except to the extent preempted by federal law.
     Executed this ___day of ______20___.

Activant Solutions Inc.
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